Exhibit 10.1

SETTLEMENT AGREEMENT

I. PARTIES

This Settlement Agreement (“Settlement Agreement” or “Agreement”) is entered into between the United States of America, acting through the United States Attorney for the Western District of Louisiana and the United States Department of Justice, the Office of Inspector General of the Department of Health and Human Services (“OIG-HHS”) on behalf of the Department of Health and Human Services (“HHS”), (singularly and collectively, the “United States”), on the one side, and Amedisys Specialized Medical Services, Inc. and Amedisys, Inc. (collectively the “Company”), through its authorized representatives, on the other.

II. PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

1. Amedisys Specialized Medical Services, Inc. is a provider of home health care nursing services, located in Monroe, Louisiana. Amedisys Specialized Medical Services, Inc. provides home health services, inclusive of skilled nursing, physical therapy, speech therapy, occupational therapy, social work, and nurse aides to homebound Medicare recipients. Amedisys Specialized Medical Services, Inc. is a wholly-owned subsidiary of Amedisys, Inc. which operates sixty-four (64) home care facilities throughout the Southern and Southeastern United States.

2. The United States contends that Amedisys Specialized Medical Services, Inc. submitted or caused to be submitted claims for payment to the Medicare Program (“Medicare”), Title XVIII of the Social Security Act, 42 U.S.C. § 1395-1395ggg, between 1994 and 1999 in connection with services provided by its Monroe facility.

3. The United States contends that it has certain civil and administrative monetary claims and causes of action against Amedisys Specialized Medical Services, Inc. under the False Claims Act, 31 U.S.C. §§ 3729 et seq., as amended, under the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a, under the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, and under common law, for knowingly engaging in the following conduct during the period from 1994 to 1999 (the “Covered Conduct”):

–	From 1994 - 1999, the Company’s Monroe, Louisiana, office which was acquired in 1994, billed for services not rendered and submitted invalid cost report deductions.

–	The billing for services not rendered was facilitated by the agency’s alteration of records, falsification of physician/patient signatures and falsification of nurse’s notes. The invalid cost report deductions consisted of salaries deducted for individuals who did not perform work for the Company.

4. Amedisys Specialized Medical Services, Inc. and/or Amedisys, Inc. denies that the United States has any valid claims against it for the referenced Covered Conduct.

5. The United States and Amedisys Specialized Medical Services, Inc. desire to reach an agreement that would fully and finally settle, compromise, and resolve the civil and administrative monetary claims set forth below.

6. This Agreement does not constitute an admission by any party of any liability or wrongful conduct.

III. TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual promises, covenants, and obligations set forth below, and for good and valuable consideration as stated herein, the parties have agreed as follows:

7. Amedisys Specialized Medical Services, Inc. further agrees to make payment of $1,156,587.90 (the “Settlement Amount”), by FedWire Electronic Funds Transfer (“EFT” or wire transfer) to the United States Department of Justice account in accordance with electronic funds transfer procedures, referencing “USAO File #2001V00712.” Payment of the settlement amount shall be made according to instructions to be provided to the Company by Ms. Vickie Eaves (318-676-3635) of the Financial Litigation Unit of the United States Attorney’s Office for the Western District of Louisiana. Specifically, at the time of execution of this Agreement, Amedisys Specialized Medical Services, Inc. shall deliver via EFT, an initial payment in the amount of no less than one/third (1/3) of the Settlement Amount, or $385,529.30. A second payment of an equal or greater amount will be made in the same manner on or before the one year anniversary date of the first payment. The third and final payment will be made in the same manner and will be due on or before the anniversary date of the second payment.

8. The provisions of this Agreement concerning release and non-exclusion from the federal programs are as follows:

(a) Subject only to the exceptions in Paragraph 20 below, and in consideration of the obligations of Amedisys Specialized Medical Services, Inc. set forth in this Agreement, and after the receipt of the entire Settlement Amount, the United States, for itself and on behalf of its officials, employees, agents, departments, and assigns, releases and forever discharges Amedisys Specialized Medical Services, Inc. and Amedisys, Inc. together with its current and former parent corporations, each of its direct and indirect subsidiaries, brother or sister corporations, divisions and the successors and assigns of any of them, as well as their respective officers, directors, and employees (including but not limited to the Estate of John M. Joffrion, Jr.) from any and all civil or administrative monetary claims, actions, demands, proceedings or causes of action for the Covered Conduct alleged in paragraph 3 above under the False Claims Act, 31 U.S.C. §§ 3729 et seq., as amended; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; and common law for the Covered Conduct.

(b) In consideration of the obligations of Amedisys Specialized Medical Services, Inc. set forth in this Agreement, conditioned upon Amedisys’ full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing or maintaining any administrative action seeking exclusion from the Medicare,

Medicaid, or other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Amedisys Specialized Medical Services, Inc. and Amedisys, Inc. as well as their respective officers, directors, and employees with the exception of any former officers, directors, or employees under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks and other prohibited activities), for the Covered Conduct, except as reserved in Paragraph 10, below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude the Company from the Medicare, Medicaid, or other Federal health care program under 42 U.S.C. Section 1320a-7(a)(mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which civil claims have been reserved in Paragraph 10, below.

9. Each party to this Agreement agrees to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

10. Notwithstanding Paragraph 8, above, the United States does not release Amedisys, Inc. from: (1) any civil claims arising under Title 26 of the U.S. Code (Internal Revenue Code); (2) except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs; (3) any claims based upon such obligations as are created by this Agreement; (4) any warranty claims or claims resulting from injuries caused by defective or deficient products or services provided by Amedisys, Inc.; (5) any claims based on a failure to deliver items or services due; or (6) any liability to the United States (or its agencies) for any conduct other than the Covered Conduct.

11. The terms of this Agreement are not intended to, nor are they to be construed to, work a release of liability or in any way create a benefit in favor of any person or entity (including physicians or other individuals or entities that referred patients to Amedisys, Inc. or used Amedisys, Inc.’s services) other than for Amedisys Specialized Medical Services, Inc. and Amedisys, Inc. together with each of its direct and indirect subsidiaries, affiliates and divisions and the successors and assigns of any of them.

12. Amedisys, Inc. waives and will not assert any defenses Amedisys, Inc. may have to any criminal prosecution or administrative action based upon the Covered Conduct, which defenses may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Amedisys, Inc. agrees that this Agreement is not punitive in purpose or effect. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

13. Amedisys Specialized Medical Services, Inc. fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) which Amedisys, Inc. has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, based upon the Covered Conduct and the United States’ investigation and prosecution thereof.

14. In the event of payment default by Amedisys Specialized Medical Services, Inc. (as defined in Paragraph 16, below), the United States may exercise, at its sole option, one or more of the following rights: (1) declare this Agreement breached, and avail itself of any and all claims against Amedisys Specialized Medical Services, Inc., including those to be released by this Agreement, recovering any of the Settlement Amount in default under this Agreement, and recovering any reasonable expenses, interest and legal fees incurred in collecting the amount due and payable under the Agreement; (2) file an action for specific performance of the terms of this Agreement; and (3) exercise any other right granted by law, or under the terms of this Agreement, or recognizable at common law or in equity. This Agreement does not waive or limit any right that Amedisys Specialized Medical Services, Inc. otherwise has to dispute the existence or extent of any payment default alleged by the United States.

15. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary or any State payer, based upon the Covered Conduct; and Amedisys Specialized Medical Services, Inc. shall not resubmit to any Medicare carrier or intermediary or any State payer any previously denied claims based upon the Covered Conduct, and shall not appeal any denials of such claims.

16. In the event of payment default by the Company, HHS may at any time and at its option exclude Amedisys Specialized Medical Services, Inc. from participation in the Medicare and Medicaid Programs, pursuant to 42 U.S.C. §1320a-7(b) or the Civil Monetary Penalties law, 42 U.S.C. §1320a-7a, and 42 U.S.C. §1320a-7(h), until such time as Amedisys Specialized Medical Services, Inc. has fully cured the default. Amedisys Specialized Medical Services, Inc. agrees not to contest such exclusion either administratively or in any state or federal court. This provision does not affect the rights, obligations or causes of action which HHS or its Office of Inspector General may have under any authority other than that specifically referred to in this paragraph.

17. Amedisys Specialized Medical Services, Inc. is in payment default under this Agreement if it fails to pay as outlined in Paragraph 7 above. The United States shall provide written notice to Amedisys Specialized Medical Services, Inc. of its default in writing by certified mail.

18. In the event of payment default, the United States, through HHS or any other Department, Agency, or agent, may at any time and at its option, satisfy any part of the remaining unpaid balance by immediate offset of monies payable to Amedisys Specialized Medical Services, Inc. by any Department, Agency or agent of the United States. Further, Amedisys Specialized Medical Services, Inc. waives any rights it may have to assert that the United States is obligated to comply with the procedures established by any statute or regulation that may be applicable to such offset.

19. Amedisys Specialized Medical Services, Inc. agrees to the following:

(a) Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulations (FAR) § 31.205-47 and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395ggg and 1396-1396v, and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Amedisys Specialized Medical Services, Inc., its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “unallowable costs”:

(1) the matters covered by this Agreement,

(2) the United States’ audit and civil investigation of the matters covered by this Agreement,

(3) Amedisys’ investigation, defense, and corrective actions undertaken in response to the United States’ audits and civil investigation in connection with the matters covered by this Agreement (including attorney’s fees),

(4) the negotiation and performance of this Agreement,

(5) the payment Amedisys Specialized Medical Services, Inc. makes to the United States pursuant to this Agreement, including any costs and attorneys’ fees, and

(6) the negotiation of, and obligations undertaken pursuant to the Corporate Integrity Agreement (CIA) (as addressed in Paragraph 22 below and attached as Exhibit “A”) to:

(i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(ii) prepare and submit reports to the OIG-HHS, are unallowable costs on Government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP).

(b) Future Treatment of Unallowable Costs: These unallowable costs will be separately determined and accounted for in non-reimbursable cost centers by Amedisys Specialized Medical Services, Inc., and neither Amedisys Specialized Medical Services, Inc., nor Amedisys, Inc., will charge such unallowable costs directly or indirectly to any contracts with the United States or any State Medicaid Program, or seek payment for such unallowable costs through any cost report, cost statement, information statement, or payment request submitted by Amedisys, Inc., or any of its subsidiaries to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

(c) Treatment of Unallowable Costs Previously Submitted for Payment: Amedisys, Inc. further agrees that within 180 days after the effective date of this Agreement, it will identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid, VA and FEHBP fiscal agents, any unallowable costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid Program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Amedisys, Inc. or any of its subsidiaries or affiliates, and will request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Amedisys, Inc. agrees that the United States, at a minimum, will be entitled to recoup from Amedisys, Inc. any overpayment plus applicable interest and penalties as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice, and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Amedisys, Inc. or any of its subsidiaries on the effect of inclusion of unallowable costs (as defined in this Paragraph) on Amedisys, Inc.’s or any of its subsidiaries’ cost reports, cost statements, or information reports. Nothing in this Agreement shall constitute a waiver of the rights of the United States to examine or reexamine the unallowable costs described in this Paragraph.

20. Amedisys Specialized Medical Services, Inc. covenants to cooperate fully and truthfully, as set forth in this paragraph, with the United States’ investigation of individuals and entities not specifically released in this Agreement for conduct which is the subject of this Agreement. Upon reasonable notice, Amedisys Specialized Medical Services, Inc. shall make reasonable efforts to facilitate access to, and encourage the cooperation of, its directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals, and shall furnish to the United States, upon reasonable request, all non-privileged documents and records in its possession, custody or control relating to the Covered Conduct.

21. Amedisys Specialized Medical Services, Inc. agrees that in the event that it defaults by failing to pay the Settlement Amount as outlined in Paragraph 7, all applicable statutes of limitations shall be considered tolled from the date of execution of this Settlement Agreement until one hundred eighty (180) calendar days after the default in order to provide time within which the United States may assert all claims it may have based upon the Covered Conduct.

22. Amedisys Specialized Medical Services, Inc. has entered into the Corporate Integrity Agreement with HHS, attached as Exhibit “A,” which is expressly incorporated into this Agreement by reference. Amedisys Specialized Medical Services, Inc. will immediately upon execution of this Agreement, implement its obligations under the CIA.

23. Amedisys Specialized Medical Services, Inc. waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the Covered Conduct.

24. This Settlement Agreement shall not be construed as an admission of wrongdoing on the part of Amedisys, Inc., and Amedisys Specialized Medical Services, Inc.; the same being expressly denied by both Amedisys, Inc., and Amedisys Specialized Medical Services, Inc.

25. Each party to this agreement agrees to bear its own legal and other costs.

26. This Agreement shall be governed by the laws of the United States. The parties agree that the exclusive jurisdiction and venue for any dispute arising under this Agreement shall be the United States District Court for the Western District of Louisiana, Monroe Division, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA.

27. This Settlement Agreement and the Corporate Integrity Agreement which is incorporated herein by reference constitute the complete agreement between the parties, and cannot be amended, except in writing and signed by all signatories to this Agreement, except that only the Company and OIG-HHS must agree in writing to modification of the CIA.

28. The persons signing this Agreement represent that they are duly authorized to execute the Agreement on behalf of the parties listed.

29. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

30. This Agreement is effective on the date of signature of the last signatory to the Agreement.

THE UNITED STATES OF AMERICA

DONALD W. WASHINGTON United States Attorney

DATED: November 10, 2003	BY:	/s/ A. G. “Alec” Alexander, III

A. G. “Alec” Alexander, III Assistant United States Attorney

DATED: November 10, 2003	BY:	/s/ Larry J. Goldberg

Larry J. Goldberg Assistant Inspector General For Legal Affairs Office of Inspector General United States Department of Health and Human Services

AMEDISYS SPECIALIZED MEDICAL SERVICES, INC.

DATED: November 10, 2003	BY:	/s/ William F. Borne

William F. Borne Vice President

DATED: November 10, 2003	BY:	/s/ Jeffrey D. Jeter, Esq.

Jeffrey D. Jeter, Esq. Vice President of Corporate Compliance and Corporate Counsel